FUND CCO AND AMLCO AGREEMENT

          AGREEMENT made as of January 25, 2016 by and between THE COMMUNITY DEVELOPMENT FUND, a Delaware statutory trust, with its principal office and place of business at 6255 Chapman Field Drive, Miami, Florida 33156 (the "Fund Company"), and FORESIDE FUND OFFICER SERVICES, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 ("Foreside").

          WHEREAS, the Fund Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and has created and issued shares in one or more series (each such series a "Fund" and collectively, the "Funds"); and

          WHEREAS, the Fund Company desires that Foreside perform certain compliance services and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement;

          NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Fund Company and Foreside hereby agree as follows:

          SECTION 1. PROVISION OF CCO AND AMLCO; DELIVERY OF DOCUMENTS

          (a) Foreside hereby agrees to provide a Chief Compliance Officer ("CCO"), as described in Rule 38a-1 of the 1940 Act ("Rule 38a-1"), and an Anti-Money Laundering Compliance Officer ("AMLCO") to the Fund Company for the period and on the terms and conditions set forth in this Agreement.

          (b) In connection therewith, the Fund Company has delivered to Foreside copies of, and shall promptly furnish Foreside with all amendments of or supplements to: (i) the Fund Company's Articles of Incorporation and Bylaws (collectively, as amended from time to time, "Organizational Documents"); (ii) the Fund Company's current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and/or the 1940 Act (the "Registration Statement"); (iii) the current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the "Prospectus") in place for each of the Funds covered by this Agreement; (iv) each plan of distribution or similar document that may be adopted by the Fund Company under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document adopted by the Fund Company with respect to any or all of its Funds; (v) copies of the Fund Company's current annual and semi-annual reports to shareholders; and (vi) all compliance and risk management policies, programs and procedures adopted by the Fund Company with respect to the Funds. The

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Fund Company shall deliver to Foreside a certified copy of the resolution of the Board of Trustees of the Fund Company (the "Board") appointing the CCO and AMLCO and authorizing the execution and delivery of this Agreement. In addition, the Fund Company shall deliver, or cause to deliver, to Foreside upon Foreside's reasonable request any other documents that would enable Foreside to perform the services described in this Agreement.

          SECTION 2. DUTIES OF FORESIDE

          (a) Subject to the approval of the Board, Foreside shall make available a qualified person who is competent and knowledgeable regarding the federal securities laws to act as the Fund Company's CCO. Foreside's responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation and termination of the CCO and shall review and approve the compensation of the CCO as provided by Rule 38a-1.

          (b) With respect to the Fund Company, the CCO shall:

               (i)  report directly to the Board;

               (ii) review and administer the Fund Company's compliance program policies and procedures and review and oversee those policies and procedures of the adviser, administrator, principal underwriter and transfer agent (collectively, "Service Providers") that relate to the Fund Company or its Funds;

              (iii) conduct periodic reviews of the Fund Company's compliance program and incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

               (iv) review, no less frequently than annually, the adequacy of the policies and procedures of the Fund Company and its Service Providers and the effectiveness of their implementation;

               (v) design testing methods for the Fund Company's compliance program policies and procedures;

               (vi) perform and document periodic testing of certain key
                    control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Fund Company management and Service Providers;

              (vii) conduct periodic site visits to the adviser and other
                    Service Providers, as necessary;

             (viii) prepare CCO Reports for the Board and attend Board meetings quarterly and as requested; and

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               (ix) no less than annually, meet separately with those members of the Board that are not "interested persons" of the Fund Company.

          (c) Subject to the approval of the Board, Foreside shall make available a qualified person, who is competent and knowledgeable regarding the applicable anti-money laundering rules and regulations, to act as the Fund Company's AMLCO.

          (d) With respect to the Fund Company, the AMLCO shall:

               (i) review the adequacy of the Fund Company's AML policies and procedures and the effectiveness of their implementation;

               (ii) perform testing of certain control procedures, including collecting and organizing relevant data and reviewing reports, investigating exceptions, and making inquiries of Fund Company personnel and relevant Service Providers;

              (iii) monitor and review AML responsibilities that have been delegated to Service Providers; and

               (iv) conduct site visits to appropriate Service Providers as necessary.

          (e) Foreside may provide other services and assistance relating to the affairs of the Fund Company as the Fund Company may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

          (f) Foreside shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder (collectively, the "Records"). Such Records shall be maintained in the manner and for the periods as are required under such laws and regulations. The Records shall be the property of the Fund Company. The Fund Company, or the Fund Company's authorized representatives, shall have access to the Records at all times during Foreside's normal business hours. Upon the reasonable request of the Fund Company, copies of any of the Records shall be provided promptly by Foreside to the Fund Company or its authorized representatives at the Fund Company's expense.

          (g) Nothing contained herein shall be construed to require Foreside to perform any service that could cause Foreside to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause any Fund to act in contravention of such Fund's Prospectus or any provision of the 1940 Act. Further, while Foreside will provide consulting and other services under this Agreement to assist the Fund Company with respect to the Fund Company's obligations under and compliance with various laws and regulations, Fund Company understands and agrees that Foreside is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between Foreside and Fund Company or to require Foreside to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, except with respect to Foreside's duties as set forth in this Section 2 and, except as otherwise specifically provided herein, the Fund Company

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assumes all responsibility for ensuring that the Fund Company and each of its
Funds complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the "Exchange Act"), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund Company or the Funds. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

         (h) Foreside does not offer legal or accounting services and does not provide substitute services for the services provided by legal counsel or that of a certified public accountant. Foreside will make every reasonable effort to provide the services described in this Agreement; however, Foreside does not guarantee that work performed by Foreside or the CCO or AMLCO for the Fund Company would be favorably received by any regulatory agency but they will provide their reasonable efforts toward that goal.

         (i) In order for Foreside to perform the services required by this
Section 2, the Fund Company shall (1) instruct all Service Providers to furnish any and all information to Foreside as reasonably requested by Foreside, and assist Foreside as may be required and (2) ensure that Foreside has access to all records and documents maintained by the Fund Company or any Service Provider.

          SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

         (a) Foreside shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Foreside in writing. Foreside shall use its best judgment and efforts in rendering the services described in this Agreement and shall not be liable to the Fund Company, any Fund or any of the Funds' stockholders for any action or inaction of Foreside or the CCO or AMLCO relating to any event whatsoever in the absence of bad faith, reckless disregard, gross negligence or willful misfeasance. Further, neither Foreside nor the CCO or AMLCO shall be liable to the Fund Company, any Fund or any of the Funds' stockholders for any action taken, or failure to act, in good faith reliance upon: (i) the advice and opinion of Fund Company counsel; and/or (ii) any certified copy of any resolution of the Board. Neither Foreside nor the CCO or AMLCO shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Foreside and/or the CCO and/or the AMLCO reasonably believe in good faith to be genuine.

         (b) Except for the disclaimer in the following paragraph, the Fund Company agrees to indemnify and hold harmless Foreside, its affiliates and each of their respective directors, officers, employees and agents and any person who controls Foreside within the meaning of Section 15 of the Securities Act (any of Foreside, its affiliates, their respective officers, employees, agents and directors or such control persons, for purposes of this paragraph, a "Foreside Indemnitee") against any loss, liability, claim, damages or expense (including the

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reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) Foreside's performance of its duties under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Fund Company.

          In no case (i) is the indemnity of the Fund Company in favor of any Foreside Indemnitee to be deemed to protect the Foreside Indemnitee against any liability to which the Foreside Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund Company to be liable with respect to any claim made against any Foreside Indemnitee unless the Foreside Indemnitee notifies the Fund Company in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Foreside Indemnitee (or after the Foreside Indemnitee receives notice of service on any designated agent).

          Failure to notify the Fund Company of any claim shall not relieve the Fund Company from any liability that it may have to any Foreside Indemnitee unless failure or delay to so notify the Fund Company prejudices the Fund Company's ability to defend against such claim. The Fund Company shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund Company elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Foreside Indemnitee, defendant or defendants in the suit. In the event the Fund Company elects to assume the defense of any suit and retain counsel, the Foreside Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them provided that Foreside has been reasonably notified in advance. If the Fund Company does not elect to assume the defense of any suit, it will reimburse the Foreside Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them provided that the Fund Company has been reasonably notified in advance.

          (c) Except for the disclaimer in the following paragraph, Foreside agrees to indemnify and hold harmless the Fund Company and each of its Trustees and officers and any person who controls the Fund Company within the meaning of
Section 15 of the Securities Act (for purposes of this paragraph, the Fund Company and each of its Trustees and officers and its controlling persons are collectively referred to as the "Fund Indemnitees") against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) the breach of any obligation, representation or warranty under this Agreement by Foreside, or (ii) Foreside's failure to comply in any material respect with applicable securities laws.

          In no case (i) is the indemnity of Foreside in favor of any Fund Indemnitee to be deemed to protect any Fund Indemnitee against any liability to which such Fund Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is Foreside to be liable under its indemnity agreement contained in this

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paragraph with respect to any claim made against any Fund Indemnitee unless the
Fund Indemnitee notifies Foreside in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Fund Indemnitee (or after the Fund Indemnitee has received notice of service on any designated agent).

          Failure to notify Foreside of any claim shall not relieve Foreside from any liability that it may have to the Fund Indemnitee against whom such action is brought unless failure or delay to so notify Foreside prejudices Foreside's ability to defend against such claim. Foreside shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if Foreside elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Fund Indemnitee, defendant or defendants in the suit. In the event that Foreside elects to assume the defense of any suit and retain counsel, the Fund Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them provided the Fund Company has been reasonably notified in advance. If Foreside does not elect to assume the defense of any suit, it will reimburse the Fund Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them provided that Foreside has been reasonably notified in advance.

          (d) No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 3(b) or 3(c) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

          (e) The Fund Company, and not Foreside, shall be solely responsible for approval of the designation of the CCO and the AMLCO, as well as for removing the CCO and/or the AMLCO, as the case may be, from his or her responsibilities related to the Funds in accordance with Rule 38a-1. Therefore, notwithstanding the provisions of this Section 3, the Fund Company shall supervise the activities of the CCO and the AMLCO with regard to such activities.

          (f) The Fund Company agrees that Foreside, its employees, officers and directors shall not be liable to the Fund Company for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the services described in this Agreement for an aggregate amount in excess of the higher of (i) one-hundred fifty thousand dollars ($150,000) or
(ii) fees paid to Foreside in performing services hereunder for the life of the Agreement. The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

          In no event shall either party or their respective employees, officers and trustees be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses or losses (including, without limitation, lost profits and opportunity costs or fines).

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          (g) Foreside shall not be liable for the errors of service providers to the Fund Company or their systems.

          SECTION 4. REPRESENTATIONS AND WARRANTIES

          (a) Foreside covenants, represents and warrants to the Fund Company that:

               (i) it is a limited liability company duly organized and in good standing under the laws of the State of Delaware;

               (ii) it is duly qualified to carry on its business in the State of Maine;

              (iii) it is empowered under applicable laws and by its Operating
                    Agreement to enter into this Agreement and perform its duties under this Agreement;

               (iv) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

               (v) it has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the CCO and the AMLCO in the performance of his or her duties and obligations under this Agreement;

               (vi) this Agreement, when executed and delivered, will
                    constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

              (vii) it shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Fund Company, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Funds;

             (viii) it shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as an AMLCO;

               (ix) it shall compensate the CCO fairly, subject to the Board's right under any applicable regulation (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Fund Company or a Service Provider;

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               (x)  it shall report to the Board promptly if it learns of CCO or AMLCO malfeasance or in the event the CCO or AMLCO is terminated as a CCO or AMLCO, as the case may be, by another fund company for cause or if the CCO or AMLCO is terminated by Foreside; and

               (xi) it shall report to the Board if at any time the CCO or the
                    AMLCO, as the case may be, is/are subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

          (b) The Fund Company covenants, represents and warrants to Foreside that:

               (i) it is a statutory trust duly organized and in good standing under the laws of the State of Delaware;

               (ii) it is empowered under applicable laws and by its
                    Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

              (iii) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

               (iv) it is an open-end management investment company registered under the 1940 Act;

               (v) this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund Company, enforceable against the Fund Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

               (vi) a registration statement under the Securities Act and the
                    1940 Act will be effective and will remain effective and appropriate State securities law filings have been made and will continue to be made with respect to the Funds;

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              (vii) The CCO and AMLCO shall be covered by the Fund Company's
                    Directors & Officers Liability Insurance Policy (the "Policy"), and the Fund Company shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after the CCO or AMLCO ceases to serve as an officer of the Fund Company on substantially the same terms as such coverage is provided for all other Fund Company officers after such persons are no longer officers of the Fund Company; and (c) continued in the event the Fund Company merges or terminates, on substantially the same terms as such coverage is provided for all other Fund Company officers (and for a period of no less than six years). The Fund Company shall provide Foreside with proof of current coverage, including a copy of the Policy, and shall notify Foreside immediately should the Policy be cancelled or terminated; and

             (viii) the CCO and AMLCO are named officers in the Fund Company's corporate resolutions and subject to the provisions of the Fund Company's Organizational Documents regarding indemnification of its officers.

          SECTION 5. COMPENSATION AND EXPENSES

          (a) In consideration of the compliance services provided by Foreside pursuant to this Agreement, the Fund Company shall pay Foreside the fees and expenses set forth in APPENDIX A hereto.

          Except as otherwise set forth in APPENDIX A hereto, all fees payable hereunder shall be accrued daily by the Fund Company and shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. All reasonable, direct and non-allocated out-of-pocket charges incurred by Foreside shall be paid as incurred provided such expenses are billed at cost, and shall not be above $1,000 individually or $4,000 in the aggregate per year, unless approved by Kenneth Thomas in writing (including email). If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund Company shall pay to Foreside such compensation as shall be due and payable as of the effective date of termination.

          (b) Foreside may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Fund Company counsel. The costs of any such advice or opinion shall be borne by the Fund Company.

          (c) The CCO and AMLCO are serving solely as officers of the Fund Company and neither Foreside nor the CCO or AMLCO shall be responsible for, or have any obligation to pay, any of the expenses of the Fund Company or any of its Funds. All Fund Company expenses shall be the sole obligation of the Fund Company, which shall pay or cause to be paid all Fund expenses.

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          SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

          (a) This Agreement shall become effective on the date indicated above or at such time as Foreside commences providing services under this Agreement, whichever is later (the "Effective Date"). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Fund Company.

          (b) This Agreement shall continue in effect until terminated in accordance with the provisions hereof.

          (c) This Agreement may be terminated at any time, without the payment of any penalty by either party on sixty (60) days' written notice. This termination may be (i) by the Board on sixty (60) days' written notice to Foreside or (ii) by Foreside on sixty (60) days' written notice to the Fund Company, provided, however, that the Board will have the right and authority to remove the individual designated by Foreside as the Fund Company's CCO or the individual designated by Foreside as the Fund Company's AMLCO at any time, with or without cause, without payment of any penalty. In this case, Foreside will designate another employee of Foreside, subject to approval of the Board and the Independent Trustees, to serve as temporary CCO or as temporary AMLCO until the earlier of: (i) the designation of a new permanent CCO or a new permanent AMLO; or (ii) the termination of this Agreement.

          (d) Should the employment of the individual designated by Foreside to serve as the Fund Company's CCO be terminated for any reason, Foreside will immediately designate another qualified individual, subject to ratification by the Board and the Independent Trustees, to serve as temporary CCO until the earlier of: (i) the designation, and approval by the Board, of a new permanent CCO; or (ii) the termination of this Agreement.

          (e) The provisions of Sections 3, 6(e), 7, 10, 11, and 12 shall survive any termination of this Agreement.

          (f) This Agreement and the rights and duties under this Agreement shall not be assignable by either Foreside or the Fund Company except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

          SECTION 7. CONFIDENTIALITY

          Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information, including, without limitation, Regulation S-P (if applicable). Foreside agrees to treat all records and other information related to the Fund Company as proprietary information of the Fund Company and, on behalf of itself and its employees, to keep

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confidential all such information, except that Foreside may release such other information (a) as approved in writing by the Fund Company, which approval shall not be unreasonably withheld and may not be withheld where Foreside is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Foreside shall seek the approval of the Fund Company as promptly as possible so as to enable the Fund Company to pursue such legal or other action as it may desire to prevent the release of such information) or (b) when so requested by the Fund Company.

          SECTION 8. FORCE MAJEURE

          Foreside shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent Foreside's obligations hereunder are to oversee or monitor the activities of third parties, Foreside shall not be liable for any failure or delay in the performance of Foreside's duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Foreside.

          SECTION 9. ACTIVITIES OF FORESIDE

          (a) Except to the extent necessary to perform Foreside's obligations under this Agreement, nothing herein shall be deemed to limit or restrict Foreside's right, or the right of any of Foreside's managers, officers or employees who also may be a director, trustee, officer or employee of the Fund Company (including, without limitation, the CCO and AMLCO), or who are otherwise affiliated persons of the Fund Company, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

          (b) Upon at least thirty (30) days' prior written approval by the Fund Company, Foreside may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Foreside who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Foreside of its responsibilities hereunder. Foreside may pay those persons for their services, but no such payment will increase Foreside's compensation or reimbursement of expenses from the Fund Company.

          SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

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          Foreside shall cooperate with the Fund Company's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of such accountants' duties.

          SECTION 11. LIMITATION OF STOCKHOLDER AND TRUSTEE LIABILITY

          The Trustees of the Fund Company and the stockholders of the Funds shall not be liable for any obligations of the Fund Company under this Agreement, and Foreside agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund Company and the Funds.

          SECTION 12. MISCELLANEOUS

          (a) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

          (b) This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

          (c) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Foreside and Fund Company and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

          (d) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

          (e) Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Foreside or the Fund Company, as the case may be. Notice shall be given to each party at the following address:

--------------------------------------------------------------------------------
(i) TO FORESIDE:                                (ii) TO FUND COMPANY:
--------------------------------------------------------------------------------
Foreside Fund Officer Services,                 The Community Development Fund
LLC Three Canal Plaza, Suite 100                6255 Chapman Field Drive
Portland, ME 04101                              Miami, FL 33156
Attention: Legal Department                     Attention: President
Phone: (207) 553-7110                           Phone: (305) 663-0100
Fax: (207) 553-7151                             Fax: (305) 665-2203
--------------------------------------------------------------------------------

          (f) Invoices for fees and expenses due to Foreside hereunder and as set forth in APPENDIX A hereto shall be sent by Foreside to the address furnished below unless and until changed by the Fund Company (Fund Company to provide reasonable advance notice of any change of billing address to Foreside):

The Community Development Fund
Attn: Kenneth H. Thomas, Ph.D.
Address: 6255 Chapman Field Drive, Miami, FL 33156
Phone: (305) 663-0100
Fax:(305) 665-2203
Email: ken@communitydevelopmentfund.com and ken@crahandbook.com

          (g) Nothing contained in this Agreement is intended to or shall require Foreside, in any capacity hereunder, to perform any functions or duties on any day other than a Fund Company business day. Functions or duties normally scheduled to be performed on any day which is not a Fund Company business day shall be performed on, and as of, the next Fund Company business day, unless otherwise required by law.

          (h) The term "affiliate" and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

          (i) No amendment to this Agreement shall be valid unless made in writing and executed by all parties hereto.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                        THE COMMUNITY DEVELOPMENT FUND

                                        By: /s/ Kenneth H. Thomas
                                            ------------------------------------
                                        Name: Kenneth H. Thomas, Ph.D.
                                        Title: President

                                        FORESIDE FUND OFFICER SERVICES, LLC

                                        By: /s/ Charles S. Todd
                                            ------------------------------------
                                        Charles S. Todd, President

                                                                      APPENDIX A


                             FORESIDE COMPENSATION


[REDACTED]